EXHIBIT 99.2

OSG

OVERSEAS SHIPHOLDING GROUP, INC.	PRESS RELEASE

For Immediate Release

Overseas Shipholding Group Announces Purchase of All Common Units of OSG America L.P.

New York – December 17, 2009 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today announced that at 5:00 p.m., NYC time, on December 17, 2009, its wholly-owned subsidiary OSG Bulk Ships, Inc. purchased the remaining 1,077,639 common units (the “Units”) of OSG America L.P. (“OSG America” or the “Partnership”; NYSE: OSP) outstanding and not already owned by OSG’s subsidiaries through exercise of its repurchase right pursuant to Section 15.01 of the amended and restated limited partnership agreement of the Partnership.

OSG’s subsidiaries now own all of the economic interests of the Partnership and will be entitled to all of the benefits resulting from those interests. In addition, the Units will be delisted from the New York Stock Exchange and are no longer publicly traded.

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ABOUT OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil, petroleum and gas products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements regarding OSG's prospects and the impact this may have on OSG and prospects of OSG’s strategy of being a market leader in the segments in which it competes. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in OSG’s Annual Report for 2008 on Form 10-K.

CONTACT INFORMATION

For more information contact: Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.